Form C

Cover Page

Name of issuer:

LAWRENCEVILLE PLASMA PHYSICS, INC.

Legal status of issuer:

Form: Corporation
Jurisdiction of Incorporation/Organization: NJ
Date of organization: 5/19/2003

Physical address of issuer:

128 Lincoln Boulevard
Middlesex NJ 08846

Website of issuer:

https://lppfusion.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

4.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

Securities equal to 2.0% of the securities sold will be issued to the intermediary upon a successful fundraise.

Type of security offered:

- [x] Common Stock
- [ ] Preferred Stock
- [ ] Debt
- [ ] Other

If Other, describe the security offered:

Target number of securities to be offered:

3,200

Price:

$125.00000

Method for determining price:

Target offering amount:

$400,000.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,070,000.00

Deadline to reach the target offering amount:

4/30/2018

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

3

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$488,206.00	$569,363.00
Cash & Cash Equivalents:	$11,060.00	$70,241.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$105,134.00	$23,761.00
Long-term Debt:	$13,000.00	$47,475.00
Revenues/Sales:	$6,739.00	$29,750.00
Cost of Goods Sold:	$0.00	$0.00
Taxes Paid:	$800.00	$375.00
Net Income:	($663,505.00)	($652,900.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

LAWRENCEVILLE PLASMA PHYSICS, INC.

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Eric J. Lerner	Physicist	LPPFusion	2003

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Eric J. Lerner	President	2003
Eric J. Lerner	Treasurer	2003
Eric J. Lerner	Chief Scientist	2003
Ivana Karamitsos	Chief Information Officer	2012
Ivana Karamitsos	Communications Director	2012
Rudolph Fritsch	Secretary	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Eric Lerner	140000.0 Class B and 20 Class A Common	100.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

The Company plans on expanding its business in further research stages and eventually through the introduction of commercialization and marketing campaign. Any expansion of operations the Company may undertake will entail risks. Such actions may involve specific operational activities, which may negatively impact the profitability of the Company. Consequently, shareholders must assume the risk that (i) such expansion may ultimately involve expenditures of funds beyond the resources available to the Company at that time, and (ii) management of such expanded operations may divert Management's attention and resources away from its existing operations, all of which factors may have a material adverse effect on the Company's present and prospective business activities.

The Company may never receive a future equity financing or elect to convert

the Securities upon such future financing. In addition, the Company may never undergo a liquidity event such as a sale of the Company or an IPO. If neither the conversion of the Securities nor a liquidity event occurs, the Purchasers could be left holding the Securities in perpetuity. The Securities have numerous transfer restrictions and will likely be highly illiquid, with no secondary market on which to sell them. The Securities have no voting rights or ability to direct the Company or its actions.

While we believe we have a good chance of success, net power from fusion has not yet been achieved by anyone, and it's entirely possible that unexpected problems will arise. We won't know for sure until the experiments are complete. It's possible that the plasma won't behave the way we expect. There may also be engineering difficulties which delay the tests.

Even if we achieve net energy production in a laboratory device, we may not be able to overcome the engineering challenges to produce a working prototype generator. Heat removal is a significant engineering challenge and while this now appears possible within existing technology, it is near the limit of that technology. The x-ray collection device has never been built and unexpected difficulties may arise with that as well.

If a prototype generator is achieved, commercialization will be a remaining hurdle. Significant commercial interests in existing energy sources may be able to delay such commercialization. Many other competitors may well take a large share of the market for our devices, in regions not covered by our patents, by challenging the patents, or by ignoring them.

The Company is still in the R&D phase and has no profits to date. It has been financed primarily by investment, except for $200,000 in crowd-funding contributions. Losses to date have been a significant fraction of total investment, and have been over $5 million. Such losses are expected to continue until licenses in the Company's technology are sold, which is projected to occur no sooner than 2021. Delays in the sale of such licenses could lead to continued losses.

The Company has significant competition in the existing energy industry, and some of these competitors have significant resource bases with which to compete. In the particular field of fusion energy, other proposed fusion devices are in various phases of development, although no project has demonstrated net power generation yet. Primary competitors include EMC2 and Tri Alpha Energy.

In the early stages of development, the Company's business will be significantly dependent on the Company's management and scientific team. The Company's success will be mainly dependent upon Eric J. Lerner, and his loss could have a material adverse effect on the Company.

Inadequacy of Funds
If we are able to raise the full amount we are seeking to raise in this offering, we believe that such proceeds will capitalize and sustain us sufficiently to allow for the implementation of our business plans. If, however, we are unable to raise the full amount we are seeking, or if certain assumptions made by management are incorrect, we may have inadequate funds to fully develop our business and may need to raise additional capital through equity or debt financings, which may not be available on favorable terms, or at all.

Terms of Subsequent Financings
We may need to engage in other common equity, debt, or preferred stock financing in the future. As a result of these additional offerings, your rights and the value of your investment in the Class B Common Stock could be reduced. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of Class B Common Stock. In addition, if we need to raise additional equity capital from the sale of Class B Common Stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment, including, a lower purchase price.

Our business strategy depends on the widespread adoption of our

technology
We do not have an existing customer base, and do not anticipate the development of a customer base until we have proven our technology. While we believe we can develop a customer base, our inability to do so could have a material adverse effect on us. Although we believe that our products may eventually offer advantages over competitive companies and products, no assurance can be given that our products will attain a degree of market acceptance on a sustained basis or that we will generate revenues sufficient for sustained profitable operations.

We Face Intense Competition
We compete with major and widely used and existing power generation facilities and devices, public utilities and alternative energy companies. Our primary competitors in the alternative energy space include EMC2 and Tri Alpha Energy. In the specific field of fusion energy, other proposed fusion devices are in various phases of development, although no project has demonstrated net energy production yet. Most of our current and potential competitors have greater market recognition and customer bases, longer operating histories and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share.

Unanticipated Obstacles to Execution of Our Business Plan
Our business plans may change significantly. Many of our potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Management believes that our chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of our principals and advisors. Management reserves the right to make significant modifications to our stated strategies depending on future events.

If We do not Retain Key Personnel, Our Business Will Suffer
The success of our business is heavily dependent on the leadership of our key management personnel, specifically Eric J. Lerner and Ivy Karamitsos. If any of these people were to leave us, it would be difficult to replace them, and our

business would be harmed. However, Lerner has a contract with our company prohibiting him from contributing fusion expertise to another company. We will also need to retain additional highly-skilled individuals if we are to effectively grow. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense, and we anticipate that certain of our competitors may directly target our employees and officers, all of whom are at-will employees and not parties to long-term employment agreements with us. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees and officers.

Our Competitive Position Depends on Maintaining Intellectual Property Protection

Our ability to compete and to achieve and maintain profitability depends in part on our ability to protect our proprietary discoveries and technologies. We rely on a combination of patents and trade secret laws to protect our intellectual property rights. We also rely upon unpatented know-how and continuing technological innovation to develop and maintain our competitive position. Our patents might be challenged by third parties as being invalid or unenforceable, or third parties may independently develop similar or competing technology that avoids our patents. We cannot be certain that the steps we take will prevent the misappropriation and use of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

We May Face Intellectual Property Infringement Claims

If we receive notice of claims of infringement, misappropriation or misuse of other parties' proprietary rights, some of these claims could lead to litigation. We cannot assure you that we will prevail in these actions. We may also initiate claims to defend our intellectual property. Intellectual property litigation, regardless of outcome, is expensive and time-consuming, could divert management's attention from our business and have a material negative effect on our business, operating results or financial condition. If there is a successful claim of infringement against us, we may be required to pay substantial damages (including treble damages if we were to be found to have willfully infringed a third party's patent) to the party claiming infringement, develop non-infringing technology, stop selling our products or using

technology that contains the allegedly infringing intellectual property or enter into royalty or license agreements that may not be available on acceptable or commercially practical terms, if at all. Our failure to develop non-infringing technologies or license the proprietary rights on a timely basis could harm our business. Parties making infringement claims on our patents may be able to obtain an injunction that would prevent us from selling our products or using technology that contains the allegedly infringing intellectual property, which could harm our business.

Developing New Products and Technologies Entails Significant Risks
We are currently in the research and development stage. Delays or cost overruns in the development of our technology and failure of the product to meet our performance estimates may be caused by, among other things, unanticipated technological hurdles, difficulties in manufacturing, changes to design and regulatory hurdles. Any of these events could materially and adversely affect our operating performance and results of operations.

We May Experience Significant Delays or Other Complications
We may experience significant delays or other complications in bringing to market our systems. Any significant delays or other complications in the development, manufacture and/or launch, including, but not limited to, complications associated with launching our production or supply chain, or regulatory approvals, could materially damage our brand, business, prospects, financial condition and operating results.

Risks of Borrowing
We may have to seek loans from financial institutions. Typical loan agreements might contain restrictive covenants which may impair our operating flexibility. A default under any loan agreement could result in a charging order that would have a material adverse effect on our business, results of operations or financial condition.

Management Discretion as to Use of Proceeds
Our success will be substantially dependent upon the discretion and judgment of our management team with respect to the application and allocation of the proceeds of this Offering. The use of proceeds described below is an estimate based on our current business plan. We, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.

Limited Transferability and Liquidity
Each investor agrees that it will acquire our Class B Common Stock for investment purposes only and not with a view towards distribution. Certain conditions imposed by the Securities Act must be satisfied prior to any sale, transfer, conversion or other disposition of our Class B Common Stock. In addition, each investor shall sign a Shareholder Agreement (the "Shareholder Agreement"), which imposes certain additional restrictions on the transfer of the Class B Common Stock. Under the Shareholder Agreement, until such time as we become a public company, no Shares may be sold or transferred without first offering us and all of the other holders of Class B Common Stock the right to purchase such Shares. Excluded from this provision are transfers resulting from the death of a shareholder or a transfer to an affiliate of the shareholder. No public market exists for our Class B Common Stock and no market is expected to develop.

Control by Majority Stockholder
Even if this offering is fully subscribed, Eric Lerner, who serves as an officer and our sole director, owns 100% of our Class A Voting Common Stock, and therefore maintains control. The Class B Common Stock does not have any voting rights. Therefore, investors will not have the ability to control our management. Notwithstanding the foregoing, Mr. Lerner and certain holders of our Class B Common Stock are parties to the Shareholder Agreement, pursuant to which the approval of certain holders of Class B Common Stock is required by the Company, to increase executive compensation beyond certain levels, increase the authorized number of shares, create new classes of shares, or enter into transactions with affiliates that have a value in excess of $5,000.

Offering Price
The price of the Shares has been arbitrarily established by us, considering such matters as the state of our business development and the general condition of the industry in which we operate. The Offering price bears little relationship to the assets, net worth, or any other objective criteria of value applicable to us.

Dilution Risks

You should understand the potential for dilution. Each investor's stake in us, could be diluted due to our issuing additional shares. In other words, if we issue more shares, the percentage of the Company that you own will decrease, even though our value may increase. You will own a smaller piece of a larger company. This increase in the number of shares outstanding could result from a stock offering (such as an initial public offering, a crowdfunding round, a venture capital round or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible notes, preferred shares or warrants) into stock.

If we decide to issue more shares, you could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (although this typically occurs only if we offer dividends, and most development and early stage companies are unlikely to offer dividends, preferring to invest any earnings into the Company).

The type of dilution that hurts early-stage investors mostly occurs when the company sells more shares in a "down round," meaning at a lower valuation than in earlier offerings.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it is important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

Rudolph Fritsch is a part-time officer. As such, it is likely that the company will not make the same progress as it would if that were not the case.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The Company intends to use the net proceeds of this offering for working capital and general corporate purposes, which includes the specific items listed in Item 10 below. While the Company expects to use the net proceeds from the Offering in the manner described above, it cannot specify with certainty the particular uses of the net proceeds that it will receive from from this Offering. Accordingly, the Company will have broad discretion in using these proceeds.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$400,000**

Use of Proceeds: We will be using the proceeds to fund the final stage of our research leading to the demonstration of net energy production. This includes personnel overhead, lab space, and equipment. The minimum $400,000 will be used to finance the next critical eight months of research, including initial testing of the beryllium electrodes. A part of the funds, $70,000, will be used to pay down existing debts.

If we raise: **$1,070,000**

Use of Proceeds: The maximum $1.07 million will be used to finance a year of scientific research, including hiring at least one more researcher, initiating testing of the hydrogen-boron fuel and making timely purchases of major experimental equipment, specifically additional beryllium for more electrodes.

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the deadline, we may conduct an initial closing of the offering early if we provide notice about the new offering deadline at least five business days prior to the new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment). Wefunder will notify investors if we conduct an initial closing. Thereafter, we may conduct additional closings from time to time at our and Wefunder's discretion until the deadline date.

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor's commitment will typically be recorded within a few minutes. The commitment will also be available on the Investor's "My Investments" screen on the wefunder.com website. After the offering closes, the contract will be counter-signed by the Company. The executed investment contract will then be sent to the investor via email, and is also available to download on the "My Investments" screen.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the

offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.

7. Book Entry. Investments may be in book entry form. This means that the Investor may not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen. At the option of the Company, you may receive an electronic certificate.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 450 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 450 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

This is a priced round. LAWRENCEVILLE PLASMA PHYSICS, INC. is offering up to 8,560 shares of Class B Common Stock at $125 per share. The approximate pre-money valuation is $37,525,500.

The shares do not have voting rights.

See the shareholder agreement and subscription agreement for further details: Appendix B, Investor Contracts.

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No Voting Rights
☐ No

16. How may the terms of the securities being offered be modified?

The Shareholder Agreement may not be changed orally but may only be changed, modified, or terminated by a subsequent agreement in writing signed by all Shareholders of the Company, as then constituted.

The subscription agreement nor any provisions hereof shall be modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, change, discharge or termination is sought.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Class B Common Stock	400000	295948	No
Class A Common Stock	20	20	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	4236

Describe any other rights:

Only Class A shares have voting rights.

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

In addition to the potential dilution scenarios discussed under "Risk Factors" above, and shares of common stock, options or other securities we may issue to certain strategic directors, officers, advisors, employees and consultants, we may need to raise additional capital in the future in addition to the proceeds of this Offering, and may be required to issue additional shares of common stock, preferred stock, convertible debt or securities convertible into common stock or preferred stock in connection with raising such capital. We also may enter into strategic partnerships in the future in connection with which we may need to issue additional securities. As a result, a purchaser of the Shares may be diluted in the future through a decrease in the purchaser's relative percentage owners.

Under the Shareholder Agreement required to be signed by each investor in connection with subscribing for the Shares, until such time as we become a public company, no Shares may be sold or transferred without first offering us and all of the other holders of Class B Common Stock, the right to purchase such Shares. Excluded from this provision are transfers resulting from the death of a shareholder or a transfer to an affiliate of the shareholder.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

No

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the shareholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the shareholders** may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, or change the management of the Company. **The shareholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted.

Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

Because there is no public market for our securities, the price of the stock has been determined by our board of directors. Among the factors we have considered in determining the initial price are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

In the future, we will perform valuations of our common stock that take into account factors such as the following:

- unrelated third party valuations of our common stock;

- the price at which we sell other securities, such as convertible debt or preferred stock, in light of the rights, preferences and privileges of our those securities relative to those of our common stock;

- our results of operations, financial position and capital resources;

- current business conditions and projections;

- the lack of marketability of our common stock;

- the hiring of key personnel and the experience of our management;

- the introduction of new products;

- the risk inherent in the development and expansion of our products;

- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

Lender: Jeff Schoen (shareholder) - $30,002 outstanding as of January 2018 - 5% interest - Maturity date: April 1, 2018.

Lender: Robert Fitzgerald (shareholder) - $19,064 outstanding as of January 2018 - 5% interest - Maturity date: May. 1 2018

Lender: Timothy Eastman (shareholder) - $10,164 outstanding as of January 2018 - 5% interest - Maturity date: May 1, 2018

Lender: Ivy Karamitsos (officer) - $5,164 outstanding as of January 2018 - 5% interest - Maturity date: May 1, 2018

Lender: Eric Lerner (officer, shareholder) - $21,689 outstanding as of January 2018 - 5% interest - Maturity date: May 1, 2018

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
9/2015	Section 4(a)(2)	Common stock	$354,200	General operations
11/2015	Section 4(a)(2)	Common stock	$1,252,250	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Lender: Jeff Schoen (shareholder) - $30,002 outstanding - 5% interest - Maturity date: April 1, 2018

Lender: Robert Fitzgerald (shareholder) - $19,164 outstanding - 5% interest - Maturity date: May 1 2018

Lender: Timothy Eastman (shareholder) - $10,164 outstanding - 5% interest - Maturity date: May 1, 2018

Lender: Ivy Karamitsos (officer) - $5,164 outstanding - 5% interest - Maturity date: May 1, 2018

Lender: Eric Lerner (officer, shareholder) - $21,689 outstanding - 5% interest - Maturity date: May 1, 2018

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We're on a near-term path to achieving practical nuclear fusion energy at a low enough cost to replace all fossil-fuel based energy sources. Currently at an advanced stage of research aimed at demonstrating net energy production in a laboratory device, our success in this research will enable us, with $50-100 million in additional funding, to carry out a 3-year engineering and development program that will produce a working prototype generator suitable for mass production.

To achieve the future we want for ourselves and our children, we must replace fossil fuels with a cheap, clean, safe, and unlimited energy source. Our small, decentralized 5 MW generators will use hydrogen and boron fuel, both of which are essentially unlimited in nature, to allow a direct conversion of energy to electricity without expensive turbines or radioactive waste. The cost will be 10 times cheaper than any existing energy source, meaning our technology can permanently change the world.

We are a development-stage enterprise, researching and developing an economical, ecologically safe energy generation technology called Focus Fusion. This technology uses a Dense Plasma Focus device, fueled by hydrogen and boron, and converts energy directly into electricity.

The Company has already achieved major experimental milestones, including world record temperatures of over two billion degrees C, high enough to fuse hydrogen and boron. The Company plans to carry out a two-year scientific experiment to demonstrate the scientific feasibility of its approach. It then intends to carry out a three-year engineering program to develop a prototype fusion generator. The Company expects that it will achieve profitable operation after that time primarily by selling licenses for the manufacture of the generators and from the royalties from those licenses. At present, we fund our R and D activity primarily from investments in our shares, with 5-10% of our cash flow coming from revenue from donations.

Intellectual Property
In 2009, we were granted US Patent #7,482,607, "Method and apparatus for producing X- rays, ion beams and nuclear fusion energy," with international patents filed. Subsequently we obtained Chinese Patent #200780007065.7 , Australian Patent #2007314648 and Canadian Patent #2,642,749.

Milestones

LAWRENCEVILLE PLASMA PHYSICS, INC. was incorporated in the State of New Jersey in May 2003.

Since then, we have:

- 2003 – Lerner developed the theory of the quantum magnetic field effect, greatly improving the prospects for hydrogen-boron fusion.

- 2006 – LPP submitted a patent application "Method and Apparatus for Producing X-rays, Ion Beams and Nuclear Fusion Energy".

- 2007 – Lerner presentation at Google's TechTalks.

- 2008 – LPP received $1.2 million in investments by private investors and The Abell Foundation. This provided the capital needed to initiate Phase I construction and hiring of the research team.

- 2009 – LPP received US Patent #7,482,607

- 2009 – LPP secured office and laboratory space in Middlesex, NJ, hired the research team, and completed construction of one of the two most powerful DPFs in North America.

- 2010 – Improved reliability of high-voltage switching system and demonstrated increased energy yields.

- 2011 – Experiments validated key concepts of our theories. FF-1 device was upgraded to higher energy levels. We demonstrated high-efficiency transfer of energy into the plasmoid. LPP published paper in peer-reviewed journal, Journal of Fusion Energy. Australia Patent granted.

- 2012 – Published another peer-reviewed journal article explaining our **world-record temperatures of 1.8 billion degrees C**, and continued work on increasing plasma density.

- 2013—LPP identified impurities as the main obstacle to increased densities and started work on tungsten electrodes to overcome the impurity problem. Report by Dr. Robert Hirsch and others recommend increased funding for LPP approach. China patent granted.

- 2014—Vaporization caused by runaway electrons was identified as a second source of impurities in LPP's second Physics of Plasmas paper.

- 2014 – Raised $180k via crowd-funding for beryllium electrodes – demonstrating public interest and support for the project.

- 2015-Canada Patent granted

- 2016 - Pure tungsten electrodes of improved **design achieved new world record temperatures and improvements in fusion yield.**

- Concluded cooperation agreement with the Center for Energy Research, University of California at San Diego

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended September 30, 2017, the Company had revenues of $6,739 compared to the year ended September 30, 2016, when the Company had revenues of $29,750.
- *Assets.* As of September 30, 2017, the Company had total assets of $477,146, including $11,060 in cash. As of September 30, 2016, the Company had $569,363 in total assets, including $70,241 in cash.
- *Net Loss.* The Company has had net losses of $663,505 and net losses of $652,525 for the fiscal years ended September 30, 2017 and September 30, 2016, respectively.
- The Company has had long and short-term debt totaling $118,134 and $71,236 for the fiscal years ended September 30, 2017 and September 30, 2016, respectively.

Over the past 9 years, our R and D operations has cost approximately $5 million dollars. We expect these losses to continue and indeed increase to almost $ 1 million per year over the next two years as we expand our operations and complete the scientific phase of work.
During the development phase, losses will increase still further. However we do expect that much and perhaps most of our cash flow will start coming from government research grants, not exclusively investments. Therefore, losses in the three-- to four year development phases will be less, we expect, than the $50-100 million cost of this phase. Nonetheless losses for this phase may reasonably be above $20 million.

We expect net income to begin once we have developed and demonstrated a prototype fusion generator. We will generate revenue quickly by selling licenses for this technology with both up-front payments and royalties.
Since total global power use is now approaching 20 TW, if the transition to fusion is at its fastest point in 2030, total global sales of Focus Fusion generators of about 2 TW per year by that time is a reasonable estimate. Assuming our lowest possible price of 6 cent per W this is a total market at that time of $120 billion per year.
We have never promised a monopoly, but even taking into account piracy and producers and consumers who are outside the regions covered by our patents, it is very conservative to estimate that manufacturers licensed by LPPFusion will have at least one quarter of this market.

The main uncertainties in these projections are whether we succeed in producing a working generator and how long that takes us. In addition, there may be, in some countries, unnecessary regulatory barriers to rapid expansion of our technology, based on protecting existing producers, such as fossil fuels.

Liquidity & Capital Resources

Since 2009 we have had a steady cash flow from sale of shares at close to $600,000 per year. Our income from donations reached nearly $200,000 in 2014, but has been smaller since, dropping to $30,000 in fiscal 2016 and $6,390 in 2017. In the past year, our small donors have been awaiting the opportunity to become investors.

We believe that the current Wefunder campaign, increased press exposure and our increasing results, which already are **far beyond any other private fusion effort** will lead to an increase in both cash flow from investments and greater donations in the coming year. We have also just opened a concurrent Reg D 506(c) fundraise to raise additional funds.
We expect to complete our current experiment with tungsten electrodes and initiate our next experiment with beryllium electrodes in the spring of 2018. Between these two experiments, we expect to resolve the problem of heavy-metal impurities, as beryllium is a light metal. This, we expect, will lead to greatly increased fusion yields, and world records for the critical ratio of energy out/energy in.

Given adequate funding, we expect to initiate experiments with hydrogen-boron fuel in 2018. These experiments are intended to demonstrate net energy production.

We will then, we think, be in a position to acquire from both government and private sources the $50-$100 million in funding needed for a 3-4 year engineering and development phase to create a 5 MW generator prototype. At that point, it is possible we will be able to generate large amounts of revenue by selling licenses for this technology. We expect that the upfront payments for such licenses will be in the billion-dollar range.

There is no guarantee that our expectations are accurate, and unanticipated problem may arise in acquiring the needed resources for the work, in the research itself, or in the engineering phase. Right now we expect that it will be at least four to five years before investors see a return on investment, and it may be longer, if they do at all.
After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 7 months before we need to raise further capital. The maximum target of $1.07 million will give us 10 months.
We plan to use the proceeds as set forth in this Form C under "Use of Funds"

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Cash in Hand, Burn Rate, Short/Mid Term Expenses

LAWRENCEVILLE PLASMA PHYSICS, INC. cash in hand is $11,485, as of January 29, 2018. Over the last three months, revenues have averaged $300/month and expenses $55,000/month, for an average burn rate of $54,700 per month.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

- i. at the time of the filing of this offering statement bars the person from:
  - A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No
  - B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No
  - C. engaging in savings association or credit union activities? ☐ Yes ☑ No
- ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

- i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No
- ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No
- iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

- i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No
- ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://lppfusion.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;
2. the issuer has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than 300 holders of record and has total assets that do not exceed $10,000,000;
3. the issuer has filed at least three annual reports pursuant to Regulation Crowdfunding;
4. the issuer or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or (5) the issuer liquidates or dissolves its business in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

- LPP Fusion Subscription Agreement
- LPP Fusion Shareholder Agreement

Appendix C: Financial Statements

- Financials 1
- Financials 2

Appendix D: Director & Officer Work History

- Eric J. Lerner
- Ivana Karamitsos
- Rudolph Fritsch

Appendix E: Supporting Documents

INVEST IN LPPFUSION

Cheap, safe, and clean energy generator: the power of the sun recreated on Earth

"We're on a near-term path to achieving practical nuclear fusion energy at a low enough cost to replace all fossil-fuel based energy sources. While our generators will be powered by nuclear fusion, a fundamentally different process than all current energy sources, we're not inventing a new reaction. Rather, we harness the energy source powering the sun to create clean, safe energy. If we secure the funding to complete our project, this will be the most fundamental change in technology in decades.

Eric J. Lerner
PRESIDENT AND CHIEF SCIENTIST , LPPFUSION

FOLLOW US FOR UPDATES
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FOCUS FUSION
NO NEUTRONS

262 investors

$563,250 raised of $400K-$1.07M goal by Wefunder Portal LLC

$1,000 min

INVEST

Priced Round

$37.5M pre-money valuation | **$125.00**/share

If you invest, you're betting LPPFusion will be worth more than $37.5M in the future.

INVESTOR PERKS

$1,000+ Recognized on a special page on our website and join exclusive investor social network.

$2,000+ Come visit our lab in New Jersey and see the work we're doing first hand.

$5,000+ You will be mentioned as funder on a future published paper.

OUR AMBITION

To achieve the future we want for ourselves and our children, we must replace fossil fuels with a cheap, clean, safe, and unlimited energy source. Our small, decentralized 5 MW generators will use hydrogen and boron fuel, both of which are essentially unlimited in nature, to allow a direct conversion of energy to electricity without expensive turbines or radioactive waste. The cost will be 10 times cheaper than any existing energy source, meaning our Focus Fusion technology can change the world.

KEY FACTS

- Achieved the highest confined temperature of any fusion generator device, over 2 billion degrees, which is sufficient for hydrogen-boron fusion.
- Raised a total of $6 million from 90 investors since 2008.
- Patents issued in the U.S., China, Australia, and Canada, with patents pending in the European Union and India.
- Achieved the highest fusion energy output per unit input of any private fusion experiment in the world.
- Raised $180,000 through donations on Indiegogo in 2014.
- Research published in leading peer-reviewed journals documenting the LPP Fusion device as the most advanced, privately funded fusion experiment in the world.

lppfusion.com

from Middlesex NJ

TECH HARDWARE INFRASTRUCTURE CLEAN TECH SCIENCE SCIENCE MOONSHOTS ENERGY ENERGY

Why I Like LPPFusion

“The alternate fusion schemes offer a potential route to fusion energy that could be faster and much cheaper than other approaches. LPPFusion is a leader in this field.”



Dr. Farhat Beg

DIRECTOR, CENTER FOR ENERGY RESEARCH, UNIVERSITY OF CALIFORNIA SAN DIEGO

The LPP approach to fusion power has considerable merit, and a much higher level of investment is warranted, based on their considerable progress to date.

An independent committee of senior fusion scientists chaired by a former director of U.S. fusion research.

November 2013

The experimental program that LPP will carry out has great potential to show how the plasma focus can be used to generate fusion energy and to demonstrate the feasibility of hydrogen-boron fusion. Also, the experiments will investigate the magnetic effect, which will be very exciting. Achieving giga-gauss magnetic fields with the plasma focus and getting gyro-radii of the order of the electron Compton wavelength will be new physics and will open up large new possibilities for energy production.

Julio Herrera

Professor of Physics, National Autonomous University of Mexico

I think that the Focus Fusion approach of Lawrenceville Plasma Physics, Inc. should be funded as the science behind it is very interesting. Even if this approach does not succeed in producing fusion energy, the research will produce valuable technology in the near term.

Bruno Coppi

MIT - Plasma Physics

IEEE SPECTRUM

LPPFusion hopes to be the first to achieve break-even nuclear fusion by fusing simple hydrogen nuclei (one proton, no neutrons) with boron (five protons, six neutrons). Unlike many of the big sunlike fusion projects that fuse different isotopes of hydrogen

October 16, 2017 @ spectrum.ieee.org

STANFORD COMPUTER OPTICS

Fusion reactions using dense plasma focus

The fusion reaction within a dense plasma focus device is imaged with the 4 Picos ICCD camera.

October 6, 2017 @ stanfordcomputeroptics.com

NEW ATLAS

Can crowdfunding give us safe fusion power by 2020?

A group of researchers at New Jersey-based LPP Fusion are turning to crowdfunding to demonstrate net power gain from a nuclear fusion reactor. The scientists say they could design a US$500,000, 5 MW reactor that would produce energy for as little as

October 6, 2017 @ newatlas.com

Forbes

U.S. Company Teams With Iranian University To Develop Fusion Power

On May 25, fusion power research startup Lawrenceville Plasma Physics announced that it had signed a contract for research collaboration in nuclear fusion with the Plasma Physics Research Center of I. Azad University in Tehran, Iran. The company will

October 6, 2017 @ forbes.com

Practical Fusion, or Just a Bubble?

Other researchers already have working desktop fusion devices, including ones that are descendants of the Farnsworth Fusor invented four decades ago by Philo T. Farnsworth, the television pioneer. Achieving nuclear fusion, even in a desktop device,
February 11, 2015 @ nytimes.com

Fusion's restless pioneers

Traditionally, fusion energy research has meant huge efforts like the $20 billion multinational ITER project and $3.5 billion National Ignition Facility. But that may be changing. In unassuming industrial units across North America, Europe, and
July 25, 2014 @ science.sciencemag.org

Fusion furore

And among the small fusion start-up companies worth considering for a federal small-business grant is Lawrenceville Plasma Physics in Middlesex, New Jersey, which is trying to exploit a configuration known as a dense plasma focus to build an extremely
July 23, 2014 @ nature.com

The era of the nuclear energy startup has arrived

For LPP, that would mean not only delivering fusion—melding atoms together rather than fission's waste-creating process of splitting them apart—but it would also eliminate the time-honored need for costly turbines and generators.
July 3, 2014 @ fortune.com

Focus Fusion: Has cheap, clean Earth-saving fusion power been right under our noses all along? - ExtremeTech

While the world's only major fusion power effort -- ITER -- continues to trundle along, with an eventual first-fusion date of 2027 at a cost of more than $20 billion to taxpayers, there's a small lab in New Jersey that says it can produce fusion power
June 12, 2014 @ extremetech.com

The Nuclear Fusion Arms Race Is Underway

General Fusion's latest reactor tech. In the early 70s, Rob Goldston was a graduate student in plasma physics, and experiments to produce fusion energy were just starting to bear fruit. "We had a huge party because we had made 1/1000th of a joule
October 28, 2013 @ motherboard.vice.com

Fusion Energy Research Inches Closer To Elusive Goal

Fusion energy has proven an elusive goal - a running joke is that humanity is 20 years away from a practical power plant, and has been for 60 years. That could be changing, said John Edwards, associate director for inertial confinement fusion and
October 1, 2013 @ huffingtonpost.com

Iranian team to collaborate with US company on nuclear fusion project

A US company and an Iranian university have agreed to collaborate on nuclear fusion, the elusive technology that promises a limitless supply of clean energy. New Jersey-based Lawrenceville Plasma Physics Inc and Tehran's Islamic Azad University
May 25, 2012 @ theguardian.com

Nuclear Fusion Edges Closer to Commercialization

Source: Lawrenceville Plasma Physics Nuclear fusion may still be in the lab, but one New Jersey company is continuing a steady march toward commercializing this powerful energy source. "We've achieved a number of milestones to get here," says
April 23, 2012 @ cnbc.com

NJ lab claims plasma fusion breakthrough

A private laboratory in New Jersey is claiming to have fulfilled two key conditions of a workable fusion energy system: it's confined atomic nuclei in an ion "bottle", and heated them to 1.8 billion degrees Celsius.
April 6, 2012 @ theregister.co.uk

Our Current Energy Sources are Unsustainable



Dirty

Fossil fuels, producers of carbon and smog, still power 81% of the U.S. energy demand.



Expensive

Clean energy options aren't cheap. Wind and solar are still the most expensive ways to produce electricity.


FUSION
+

Intermittent

When clean energy solutions fail, like in the absence of sunlight or wind, we're forced to rely on fossil fuels.

Fusion Energy is Viable, Safe, and Revolutionary

We have the technology to break our world's reliance on fossil energy, as we're on a near-term path to achieving practical nuclear fusion energy at a low enough cost to replace all fossil-fuel-based energy sources. With our Focus Fusion technology, we're imagining a society powered by safe, cheap, and truly clean electricity, completely unshackled from the approximately $5 trillion the world spends annually on petroleum. Our planet deserves a better alternative to fossil fuels — we have the technology and drive to make that a reality.


How Focus Fusion Works
Proton
FOCUS FUSION
Boron
NO NEUTRONS
NO Radioactive Waste!


FOCUS FUSION BENEFITS
SUMMARY
1. Cheap, Hydrogen-Boron (pB11) Fuel
NO searching, NO drilling, NO fracking, NO bad weather
2. pB11 -The Highest Energy Density Fuel
NO spills
3. Safe Clean
NO pollution, NO radioactive waste NO waste storing NO meltdowns
4. Direct Conversion To Electricity!
NO turbines NO batteries
5. Small Size - Fits In A Garage
NO astronomical costs
6. Decentralized Independent Generators
NO massive blackouts

- *Helium is the only by-product of our reaction.*
- *Our technology produces no radioactive waste.*
- *Our two fuel sources, hydrogen and boron, are essentially unlimited. They come from regular water, seawater, and boron deposits, enough to last billions of years.*
- *We can spread out our small generators to decentralize the power grid and reduce dependency on the fragile grid system.*

7 million
Air pollution deaths per year

$5 trillion
Spent on petroleum every year

Direct Conversion to Electricity

Since Edison's time, there's been one main way to produce electricity. A heat source — whether it's coal, oil, or nuclear fission — boils water to produce steam that spins the turbine of an electric generator.

Our Focus Fusion generators will be different · Free of expensive turbines and generators, we will produce electricity in a fundamentally different and much cheaper way than previous energy sources. The energy from fusion comes out of the same process that powers the sun and is released in the form of a high-energy, electrically-charged beam of helium nuclei. This electric energy is captured by an electric circuit by allowing the pulsed beam to generate electric currents through a series of coils, similar to how a transformer or a particle accelerator in reverse works. The process of induction used here has been employed in electrical technology since the 19th century — we've just figured out an efficient way to harness it.


Proton Boron FUSION
X-rays
Ion beam
Focus Fusion Direct Energy Conversion


Focus Fusion's Heart - Tungsten Electrodes


batteries
turbines

This conversion to electricity can be highly efficient, probably around 70%, and fuel costs will be negligible, as a 5 MW plant will require only 10 pounds of highly-attainable hydrogen-boron fuel per year.

A 5 MW Focus Fusion generator, which will not require expensive turbines, will cost around $300,000 and produce electricity for less than half a cent per kWh, ten times less than the cheapest current technology.

We're Different From Other Fusion Companies


How We Compare to Others
FUSION RACE: WALL-PLUG EFFICIENCY PER $1 BILLION SPENT
- RESULTS BASED ON DEUTERIUM EXPERIMENTS RESULTS ONLY -
Wall-Plug Efficiency per $1 Billion Spent
100 %
10 %
1 %
one tenth %
one hundredth %
one thousandth %
one ten-thousandth %
one hundred-thousandth %
one millionth %
Focus Fusion
Z-Machine
JET
FAST
NIF
0
1st
2nd
3rd
4th
5th
6
Rank
REASONS FOR NOT BEING INCLUDED IN CHART
ITER - Not built yet, expected by 2035
W7-X Fueled by hydrogen
Gen Fusion - Temperature too low, no measurable fusion
EMC² - No published yield results available
PALS - Not experimenting with deuterium, only with hydrogen-boron
Tri-Alpha - Temp. too low, no measurable fusion yield
Helion - Temp. too low, no measurable fusion results available
LPPFUSION

We've chosen a far easier path than that pursued by the big government-backed fusion efforts. They've tried to stabilize the natural instabilities — wriggliness — of the extremely hot, electrically conducting plasma where the fusion reactions occur. Our strategy is to use these natural instabilities of plasmas to concentrate energy. And we use a different fuel — hydrogen-boron — which produces no radioactive waste and almost no destructive neutrons. This allows us to use a device, the dense plasma focus, that is so small you can hold its heart in your hands. Because we've chosen an easier path, we've already achieved the highest confined temperatures of any fusion device in the world and are second in the race to produce more energy out of our device than goes into it, even with only $6 million invested so far. We are way ahead of many projects with billions behind them and way ahead of any other privately financed fusion projects, but we need your help.

Your Investment Will Help Make Universal Clean Energy a Reality


Human-size Focus Fusion
Experimental Device

We'll use our investment round to fund the final stage of our research that will lead to the demonstration of net energy production. Your money will be used to finance a year of research, hiring at least one more researcher, initiating testing of the hydrogen-boron fuel, and making timely purchases of major experimental equipment, specifically additional beryllium for more electrodes.

We've proven that we can achieve the highest confined temperatures of any fusion device in the world. Our next research step is to prove that we can produce more energy than we put in, which requires beryllium for more electrodes. Success in this research will enable us, with $50-100 million in additional government and grant funding, to carry out a 3-year engineering and development program that will produce a working prototype generator that will eventually be suitable for mass production.


2. pB11 -The Highest Energy Density Fuel
5Kg of fuel needed for 5MW power for a year
1T
5 kg
pB11
URANIUM
WOOD
COAL
OIL

Neither governments nor big corporations are funding this research. But you can · The main reason our launch has taken longer than expected is money. We had a good design of our electrodes in mid-2013, but couldn't order the beryllium until we raised $180,000 in 2014. The $600,000 a year we've been able to raise restricts us to too small a staff, as the progress we've been able to make with our tungsten electrodes is constrained by the amount of time our tiny full-time staff of four has. This has a huge impact in resolving unanticipated problems. If we had just $ 1 million a year instead of $600,000, we could hire at least one more full time researcher, which would at least double our rate of progress in the lab.

Our Progress So Far

1994

LPP receives funding from NASA's Jet Propulsion Laboratory

Fusion propulsion experiments performed in cooperation with the University of Illinois confirmed some key aspects of LPP's theory.

2001

We demonstrate temperatures above one billion degrees C in a plasma focus device

Founder Eric Lerner and physicists at Texas A&M University demonstrated temperatures high enough for hydrogen-boron reactions.

2008

Receive $1.2 million in investments

This funding provided the capital required to initiate Phase I construction and to hire the research team.

2009



LPP receives US Patent #7,482,607

This secures intellectual property protection on the magnetic field effect, injection of angular momentum, and the X-ray capture device ideas. We also secured office and laboratory space in Middlesex, NJ, hired the research team, and completed construction of one of the two most powerful DPFs in North America.

2012

Article Published in "Physics of Plasmas"

This scientific journal explains our world-record plasma focus device temperatures of 1.8 billion degrees C.

2013

Work begins on tungsten electrodes to overcome impurities

After we identified impurities as the main obstacle to increased densities, reports recommend increased funding for LPP approach.

2014

Raised $180k via crowd-funding

This effort helps us buy beryllium electrodes and demonstrates public support for the project.

2016



We create world record ion energy for any fusion device.

Pure tungsten electrodes of improved design were integrated into FF-1, achieving a 50% increase in fusion yield.

2017

Beryllium electrodes received

Plus, collaboration started with UC San Diego Center for Energy Research.

Early 2018

Start of experiments with beryllium electrodes

Late 2018

Start of experiments with hydrogen-boron fuel

2019

Demonstrations of more energy out of the device than is put in

2019

Three-year engineering and development program

This program will be based on success in our energy output research and with $50-100 million in additional government and grant funding.

2022

First prototype of our 5 MW generator

Let's Change the World Together

Clean, safe , decentralized, and unlimited energy that is also cheaper than any energy sources we have today would radically change the world for the better. With your help, that is what LPPFusion is aiming for within a decade.

There are few investments that you can make that will make more of a difference in your life and that of every person on earth.

For Fusion,

Eric Lerner

Founder



Eric J. Lerner

President and Chief Scientist

Active in dense plasma focus research for 30 years, Eric developed an original model of the role of the quantum magnetic field effect and has tested theories within NASA's Jet Propulsion Laboratory.

AND THE REST OF THE TEAM



Ivana Karamitsos

Chief Information Officer, Communications Director

Ivy studied mathematics and classical music in the former Yugoslavia and received a degree in Computer Science from Binghamton University, SUNY in 2003 before joining our team in 2010.



Dr. Syed Hassan

Research Physicist

Dr. Hassan, a plasma physicist, has more than 20 years experience with the dense plasma focus device. Before joining LPPFusion in 2015, he worked for Purdue University's School of Nuclear Engineering.



Jose Varela

Systems Administrator

Jose joined LPPF in 2015 and is completing his Computer Science degree at Kean University. He's responsible for computer operations, supplying automation, security and productivity lab solutions.



Rudolph Fritsch

Director of Investor Relations

Rudy has been President of Allsteel, a manufacturer of industrial metal-forming equipment, for 15 years. As an engineer and entrepreneur, he ran a successful family business in Canada for decades.



Dr. Warwick Dumas

Simulation Researcher

Warwick earned a Ph.D. in Applied Mathematics from the University of Leicester before joining LPP in 2012, where he simulates the plasma filaments that form when the capacitor banks are discharged.



Fred Van Roessel

Research Electrical Engineer

Fred joined LPP in July 2010 as a Research Electrical Engineer after a career in the Philips Research Laboratories in the Netherlands, where he was responsible for Broadcast Color Camera Development.



Dr. Robert Terry

Computational Physics Consultant

Dr. Terry has had over 35 years of experience in simulation of plasma phenomena, including over 20 years at the US Naval Research Laboratory developing innovative methods for modeling the Z-pinch.

Raised $2,169,700 From 262+ Investors

$354,200	$1,252,250	$563,250
September 2015 PRICED ROUND	November 2015 PRICED ROUND	In Progress



Roger Stout

Lifelong fusion advocate, registered professional mechanical engineer, Sr. Member of IEEE



Dauren Sarsenov

I am a general surgeon interested in tech and science



Chamal Panditharatne



Venoodhar Reddy

Hard working health care professional with a bent to advanced science



Richard M. Kandarian

I'd really like to see this succeed, and if it doesn't I'd like to know the technical reasons why, and I'd like to help ensure that it wasn't for lack of support.



Eelco Broekmeulen

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: What is your goal?

LPPF: We're combining a device called the plasma focus with hydrogen-boron fuel to create a new, clean, cheap and ecologically safe source of energy. We call our approach Focus Fusion.

We're in the process of completing the scientific work that will prove that, in the laboratory, this device can produce more energy than goes into it. This has never been accomplished with controlled fusion.

After the scientific feasibility is proven, we will move on to the engineering, licensing and mass production phases.

WF: How is fusion different from nuclear power plants?

LPPF: Nuclear fission, which is what produces nuclear energy today, involves neutrons as both inputs and outputs from the reaction. Neutrons induce a lot of radioactivity and produce radioactive waste.

The only way you can change neutrons' energy into electricity is by converting it to heat, which produces steam, which turns a turbine, which powers a generator. It's what we've been doing over a hundred years, since Edison, and all that is very expensive.

What we're running is called an aneutronic fusion reaction; which means no neutrons into the reaction, and no neutrons come out of the fusion reaction between hydrogen and boron fuel. The fuel comes from abundant elements, and the reaction produces helium, a harmless gas.

Since Focus Fusion produces no destructive neutrons and its energy is produced as charged particles, a direct conversion of the moving electric charges into electricity is possible without using expensive turbines. This makes the energy far cheaper than any existing energy source. There is no air pollution, and no radioactive waste. The hydrogen-boron fuel is essentially unlimited because hydrogen comes from water and boron is present in seawater. And because its energy is very concentrated, a small amount of fuel goes a long way.

WF: What is the history behind this technology?

LPPF: Scientists studying the sun were the first to discover fusion. Hans Bethe in the 1930s first hypothesized it to be the basic power source for the sun and all the stars — something that is now long-confirmed by many scientists. The first technological use of fusion was in thermonuclear weapons. It was clear that humans could release fusion energy, but only in an uncontrolled and destructive way. Soon after that, the previously secret projects to control fusion for peaceful purposes were declassified and many different ideas were put forward on how to control the plasma, which is a gas capable of carrying an electrical current within which the fusion reactions occur. Many different devices were invented in the 1950s and 60s, including the one we use: the dense plasma focus device.

In the 1970s, unfortunately, a key decision was made to prematurely focus the main source of government funding on a single type of device: the Tokamak device. In the view of many researchers in the field, that was a big mistake. It was very premature because we didn't know which way fusion was going to work, and which would be the fastest and cheapest. The net result was funding for almost all other fusion energy research approaches pretty much dried up. The approach that was chosen turned out to be very expensive. That has been the big hold-up over this last 40 to 50 years. All the big government projects basically put all of their eggs in one basket, and the other approaches were starved for funding. Many young plasma scientists were even forced out of the field altogether.

WF: What advances has Focus Fusion made recently?

LPPF: We've achieved two out of the three conditions you need to generate net energy (meaning more energy out than goes into the system):

1. Adequate temperature: These reactions occur at an extremely high temperature. Last year, we achieved the highest temperature of any fusion experiment in the world.

2. Adequate confinement time: The fusion reactions require enough time to take place. They don't need a lot of time, only a few hundred-millionths of a second.

However, we still need to achieve adequate density. The denser the plasma, the faster the burn, and the greater the fusion energy yield. We have also achieved a high efficiency of energy transfer into the plasmoid, where the fusion reactions occur.

Other fusion energy researchers are trying to achieve those same three conditions. Right now, comparing devices in an objective way using the same deuterium fuel, we have achieved the second highest ratio of fusion energy output to device energy input for any fusion device. We are only 1/3 behind the leading Joint European torus device in the UK, whose budget is four hundred times ours. Last year, we increased our yield 50%; so if we do as well again, we will be in the lead.

The problem with most of the other approaches is that even if they succeed, they wouldn't be cheap because they will be using conventional energy conversion. Only those using hydrogen-boron fuel, like ours, can be economical.

On the business end of fusion energy research, the biggest news is that private research efforts are a new trend now. We refer to it as Fusion 2.0. These new research efforts are smaller, cheaper and thus able to run new experiments more quickly as compared to government-funded fusion research programs. New fuels like pB11 (hydrogen-boron), new architectural designs, and experimenting with new materials are also cheaper and faster with the smaller, private efforts.

WF: When someone thinks of investing in this kind of thing, it seems like it's all about who is going to get there first. Do you have to be there first? ^

LPPF: It's important who gets a working, economical fusion generator first. But right now, no one has done this. The race is still on. If you are in a race, it matters where you are, but it also matters how fast you are progressing. Right now, the race is to get more energy out of the device than is put in. Based on the energy ratio generated per million dollars invested we're progressing faster than anyone else. In terms of the gap between us and the government-funded JET- that gap was cut in half last year because we increased our yield by 50%, while they've stagnated. If we increase our yield by another 50%, we'll be ahead. So if you're watching a race, you have to watch who's gaining accelerated results, given not just the time but given the funds as well. When we talk about our year, we're talking about what we have achieved on $0.6 million, while JET is talking about what they've achieved on $200 million.

WF: Why are JET and other tokamaks so well-funded? ^

LPPF: In the early 1970's, the tokamak device (the type of device used in JET and in the much larger ITER project still under construction) seemed the best bet for fusion. But at the time, and much more so now, there are many other promising approaches, almost all of which are cheaper.

Why have they stuck with it for the last 40 years? In part, this is bureaucratic inertia: how much they've invested already in these projects, and the fact that there are now significant commercial interests involved in some of them. There is a reluctance to concede that a mistake has been made and that other routes may be faster. It is also easier to fund one gigantic project than dozens of small ones.

WF: What problems are you aiming to solve? ^

LPPF: We have mentioned before that one of the factors fusion researchers are still working on is to get adequate plasma density. To get a high density, it is necessary to have pure plasma. Getting that pure plasma is our immediate goal.

Right now during an experiment, tiny specks of the metals that the electrodes are made of evaporate into the plasma, creating impurities. These impurities affect the symmetry of the plasma. Loss of symmetry creates less efficient compression and less dense plasma. Plasma that is less dense doesn't burn as fast as we need. In the Sun's core, it's gravity doing all the compression that results in hydrogen fusion. On Earth, we are reproducing this compression by using the DPF device architecture that already creates temperatures higher than the core of the Sun. However, fusion density can only be formed if our fuel is pure and uncontaminated by the particles coming out of the inside of the chamber where these nuclear reactions are happening in the lab.

Our current experiments are aimed at reducing the impurities caused by the oxides (a sort of rust) on our tungsten electrodes. But later this year, we will move to electrodes made of beryllium. This metal is so light that the impurities it generates won't matter.

Next, we will switch from the experimental fuel we have been using, deuterium, which is a form of hydrogen, to our final fuel: a mix of hydrogen and boron. This fuel burns much faster, so it will give us a big boost in fusion yield. Using that fuel, we intend to reach the goal of the scientific phase of our work, which is to get more energy out of the device than is put in.

At this point, we will need a much larger development project to create a working prototype generator that actually produces electricity. The main problem to solve there is how to get waste heat out of this very small device and keep it relatively cool. This is a challenge, but we see it as being within the limits of existing cooling technology.

WF: You say you can convert the energy directly into electricity. How? ^

LPPF: Most of the energy comes out in the form of an ion beam. The beam goes into a form of a high-tech transformer, which collects the energy into an electric circuit. The process of induction used here has been employed in electrical technology since the 19th century. Recent work by other researchers has shown this can be done for an ion beam with over 80% efficiency. The second part of the energy comes out in the form of X-rays, which are captured in an onion-like array of photoelectric receptors. They collect the energy and, again, convert that into electricity. The photoelectric process is also well known. Since both these devices are very compact, they can be much cheaper than the large and complex steam turbines now used to produce electricity.

WF: Do you expect to be fully funded by private backers, or is there also public money available to you? ^

LPPF: We think that if we get net energy, meaning we produce more than we take in, then we have a very good prospect of getting some government funding in addition to private funding for the development stage. We will have demonstrated beyond anyone's doubt that this is the fastest approach. We have a reasonable hope of getting government funds as well as private funds for the $50 million to $100 million it would take to do the engineering development stage.

WF: What do you feel is holding you back? ^

LPPF: We don't have the funding that we've needed for this, and that holds us back in two major ways. We don't have the money to hire as much staff as we need to make the project run efficiently. Having more people in the lab would probably cut our development time by 50%. And second, we've had significant hold-ups because of supplier delays. Money could cure that by allowing us to order things way in advance. For example, there are significant delays with beryllium. It is not a common material in the industry, and so there are delays in getting hold of it. We should be ordering another bunch of beryllium right now, but the last time we ordered it, the raw material itself cost $70,000. With $1 million in hand, it would be much easier to order $70,000 worth of stuff that we may not need for another year.

WF: How do you take this research and turn it into something that's making money? ^

LPPF: Net positive energy is the goal of the research phase. Then you need the development phase to turn a research device that we fire once every 15 minutes into a generator that can fire pretty much as often as the spark plug in your car: about 200 times per second. The key engineering challenge we have to overcome is cooling the device. Any device produces some wasted energy in the form of heat that you need to take out of the device. Nothing is 100% efficient. That will have to be solved, and we think we know how to solve it. But that takes a lot of engineering and requires working out all the kinks in the energy collection. All of that would probably take about three years once we had adequate funding, which is somewhere between $50 million and $100 million.

At the end of that, we would have a prototype ready to be manufactured. This would be something that can be run down an assembly line. We think the fastest way to change that into income would be selling licenses to very large entities, such as government energy corporations, or possibly very large companies like General Electric. We would do some manufacturing on our own, mainly to gain the manufacturing expertise in order to advise our licensees.

Even though our technology is much cheaper than existing energy sources, the market is huge. We expect mass production of these units. A very conservative estimate of profit within 10 years of achieving a prototype is $1.5 billion per year. Since licensees can expect similar profits, we expect them to have substantial up-front payments. Thus, we expect revenue in the several-hundred-million-dollar range soon after a prototype is demonstrated.

WF: What do you anticipate the public reaction being?

LPPF: Most of the public doesn't quite know what fusion is, and if they hear the word nuclear, they get scared immediately. We don't call the process nuclear, because people think nuclear explosions, nuclear fission, Chernobyl, Fukushima and such. But fusion is entirely different from nuclear fission. We need to explain that this is not only the cheapest form of energy you can get but also the safest.

The second challenge is that non-technical people really have no clue about fusion science. Right now, almost all our investors have technical backgrounds. We now need to explain things well enough for any college graduate to follow, and eventually, any 15-year-old. We don't think that people need to understand all the science behind fusion to participate. You don't need to know how the electric car works in order to buy it. But we think we can explain the essential points.

We are prepared for quite a political battle to implement this technology because the fossil fuel industry has a lot of political clout. They're probably going to try to claim that our technology is unsafe, so we have to be ready. We need to start that education now so that when we are challenged people already understand the technology. It's a huge educational challenge, and we hope that by the time this is ready for manufacturing, hundreds of millions of people will already know what it is and understand it.

WF: What's compelling you to devote your time and lives to this work?

LPPF: We think this is the only way to get energy so cheap that it would not only replace fossil fuels, but it would allow for the full development of the entire world, eradication of poverty, and most importantly, the return of an ecologically clean and green food chain cycle that would lead to better health for all living beings.

If you look at the investment needed to raise the entire planet to the standard of living now enjoyed in Western Europe, it is totally impossible with existing energy sources, aside from all of the pollution you'd be creating. With this energy source, it's not impossible. It would be almost inevitable. So the reward is both revolutionary and liberating.

No scientist has said what we're doing is impossible. Even if it is difficult, which it is, the payoff is so great that it is worth putting every effort we have into it.

WF: Is there enough beryllium and boron for this technology to supply world energy needs?

LPPF: Right now, world boron production from mines is ten times as much as would be needed if all the present world's energy were produced by Focus Fusion generators. If boron on the land ever becomes scarce, boron in seawater could supply the present world energy needs for over a billion years.

Beryllium is produced in low volume right now because demand is very small. Nonetheless, just doubling production that would allow for the production of enough Focus Fusion generators to double US electricity capacity in two years. To achieve energy abundance for everyone in the world in a generation, beryllium production would have to be ramped up ten-fold, to about 5,000 tons per year.

However, that is very possible. Beryllium is not rare. It is about as abundant in the Earth's crust as lead. Lead production today is over two million tons per year.

WF: How is the fuel fed in and the products removed?

LPPF: The fuel will be slowly leaked in from a canister through gas lines.
Five kilograms of fuel will last an entire year, so the fuel canister can be replaced only once a year, if that. The product gas, helium, will be carried away from the plasmoid by an ion beam. Once the beam is decelerated, giving its energy into the ion beam energy collectors, the helium will be drained off into collection canisters. As enough helium is accumulated, any hydrogen mixed in with it will be chemically removed and the helium will be sold to those who need it.

WF: What protections do non-voting shareholders have?

LPPF: The shareholder's agreement offers strong protections that the sole voting shareholder (Eric Lerner) can't take any unfair share of the profits, nor excessive compensation. The non-voting share arraignment is intended solely to prevent hostile take-overs.

WF: What protections do shareholders have against dilution?

LPPF: Our shareholder's agreement guarantees that no more than 400,000 shares will be issued prior to a public offering. This is only a third more than the 300,000 shares now outstanding.

WF: What is the market capitalization of LPPFusion?

LPPF: The market capitalization of LPPFusion at $125/share is $37 million. We have raised $6 million in cash investments and have had $210,000 in gross income (this was from donations).

WF: Can these shares trade now?

LPPF: No, there is no market for them now. This is a medium-term investment and should only be made with money that you won't need for the next five years. There is a mechanism for selling shares to other shareholders, but we can't in any way guarantee they will be sold that way, as most investors will want to see their money go towards the research. Once we have a working prototype and sell licenses, we expect to have a public offering, and then these shares will be trading freely.

WF: Will the patents expire too soon?

LPPF: Our initial patents will expire in 2026, nine years from now. We expect that this will give us time to develop the prototype and license the technology. However, we also expect to produce new patents in the near future, which will extend IP protection much longer.

Ask a Question

Type your question here... ASK QUESTION

Sean McAllister Nov 11

If the plasma is hot enough for H-B fusion, it's hot enough for H-H, which isn't aneutronic, how do you keep the reaction "clean" and non-radioactive?



Eric J. Lerner President and Chief Scientist FOUNDER Nov 12

The proton-proton, or H-H, reaction is VERY slow--that's why the sun will be around for another 5 billion years. It does not produce a neutron--it produces deuterium. There are side reactions that produce neutrons--for example the He4 produced in the main reaction can react with B11. Only 0.2% of the energy goes to such reactions. But by using pure materials and good design, no radioactive waste will be produced.

We say "no radioactive waste". Waste consists of long-lived radioactive isotopes in sufficient amounts to be harmful to people. We never say "non-radioactive". Everything is radioactive to some extent, including people.

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Robert Mitchell Nov 16

What would you argue is the major benefit of using a DPF technique as opposed to magnetic or inertial confinement? Also, you mention that you are progressing faster based on "energy ratio generated per million dollars invested." Do you believe you can still compete with the major players, for one example Lockheed Martin, who have many, many more millions to throw at the problem and are also looking to build roughly garage-sized generators?

Eric J. Lerner President and Chief Scientist FOUNDER Nov 16

The DPF is a form of magnetic confinement. The difference is that the magnetic fields are supplied by the current in the plasma, not by current in an external magnet. This has some big advantages. First, the fields can be far stronger. Magnetic fields in external magnets are limited by the strength of materials, but they are not so limited in a plasma. Stronger fields allow much higher densities, much faster burns and therefore less requirement for absolute stability. Second, the construction of the device is much simpler and cheaper.

We are right now far ahead of Lockheed Martin as they have not built a device yet while we have lots of published experimental results. As to their planned device fitting in a garage—it would have to be a pretty big garage. Their latest design is 2,000 tons and 18 meters long. See lockheeds-fusion-reactor on the lppfusion "news" section on our website for more details.

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